Filed Pursuant to Rule 433
                                                     Registration No. 333-121744
                                                               February 13, 2006

BEAR STEARNS

Accelerated
Market
Participation
Securities

BEAR, STEARNS & CO. INC.
Structured Products Group
     (212) 272-6928

                                                      STRUCTURED EQUITY PRODUCTS
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New Issue                                                       Indicative Terms

                               [GRAPHIC OMITTED]

The Bear Stearns Companies Inc.
Note Linked to the S&P 500(R) Index

Due: March [ ], 2007

INVESTMENT HIGHLIGHTS
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o     13-month term to maturity.

o     The Notes are not principal protected.

o Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody's / A by S&P).

o     Issue Price: 100.00% of the Principal Amount ($1,000).

o     Linked to the S&P 500(R) Index.

o Depending upon the value of the Index at Maturity, the Note will pay 2 times the percent increase in the Index, up to a maximum return of +[14.20]%.

o If the Index declines in value by the Maturity Date, the Note will lose value at a rate of 1% for every 1% decline in the Index from the Initial Index level.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

 BEAR
STEARNS                                                STRUCTURED PRODUCTS GROUP
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TERMS OF OFFERING
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Issuer:                   The Bear Stearns Companies Inc.

Issuer's Rating:          A1 / A (Moody's / S&P)

CUSIP Number:             073928N74

Issue Price:              100.00% of the Principal Amount.

Principal Amount:         [ ]

Denominations:            $1,000 per Note and $1,000 multiples thereafter.

Selling Period Ends:      February [ ], 2006

Settlement Date:          February [ ], 2006

Calculation Date:         March [ ], 2007

Maturity Date:            March [ ], 2007 (for a term of approximately
                          13-months)

Cash Settlement Value:    On the Maturity Date you will receive the Cash
                          Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial
                          Index Level. If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, we will pay you the principal amount of the Notes, plus the lesser of:

                                   [        /                              \  [
                                   |        |   Final Index Level          |  |
                          $1,000 x | 200% x |  ------------------- - 100%  |  |, and
                                   |        |  Initial Index Level         |  |
                                   [        \                              /  [

                          $[142.00]

                          If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less and possibly significantly less, than the principal you invested. In this case, we will pay you, per Note:

                                     /                        \
                                     |   Final Index Level    |
                          $1,000 x   |  -------------------   |
                                     |  Initial Index Level   |
                                     \                        /


Initial Index Level:      The closing value of the Index on February [ ], 2006.

Final Index Level:        The closing value of the Index on the Calculation
                          Date.

Index:                    S&P 500 Composite Price Index (SPX).

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                                      -2-

 BEAR
STEARNS                                                STRUCTURED PRODUCTS GROUP
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ADDITIONAL TERMS SPECIFIC TO THE NOTES
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You should read this document together with the Prospectus, as supplemented by the Prospectus Supplement, each dated February 2, 2005, and the more detailed information contained in the Pricing Supplement, dated February 13, 2006. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The Pricing Supplement, dated February 13, 2006, and the accompanying Prospectus and Prospectus Supplement, each dated February 2, 2005 may be accessed on the SEC Web site at www.sec.gov as follows:



http://www.sec.gov/Archives/edgar/data/777001/000104746906001863/a2167473z424b5.
htm


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ILLUSTRATIVE CASH SETTLEMENT VALUE TABLE
--------------------------------------------------------------------------------

The following is an illustrative table demonstrating the hypothetical Cash Settlement Value of a Note based on the assumptions listed below. Actual returns may be different.

Assumptions:

      o Investor purchases $1,000 principal amount of Notes at the initial offering price of $1,000.

      o     Investor does not sell the Notes and holds the Notes to maturity.

      o     The Initial Index Level is equal to 1,260.00.

      o     All returns are based on a 13-month term; pre-tax basis.

      o No Market Disruption Events or Events of Default occur during the term of the Notes.

------------------------------------------------------------------------------------------------------------------------------------
                                         Cash                                                               Cash
  Initial      Final    Percentage    Settlement    Return if        Initial      Final     Percentage   Settlement    Return if
   Index       Index     Change in    Value Per      Held to          Index       Index      Change in    Value Per     Held to
   Level       Level       Index         Note        Maturity         Level       Level        Index        Note       Maturity
------------------------------------------------------------------------------------------------------------------------------------
 1,260.00    1,540.00     22.22%        $1,142.00     14.20%        1,260.00    1,250.00      -0.79%         $992.06    -0.79%

 1,260.00    1,530.00     21.43%        $1,142.00     14.20%        1,260.00    1,240.00      -1.59%         $984.13    -1.59%

 1,260.00    1,520.00     20.63%        $1,142.00     14.20%        1,260.00    1,230.00      -2.38%         $976.19    -2.38%

 1,260.00    1,510.00     19.84%        $1,142.00     14.20%        1,260.00    1,220.00      -3.17%         $968.25    -3.17%

 1,260.00    1,500.00     19.05%        $1,142.00     14.20%        1,260.00    1,210.00      -3.97%         $960.32    -3.97%

 1,260.00    1,490.00     18.25%        $1,142.00     14.20%        1,260.00    1,200.00      -4.76%         $952.38    -4.76%

 1,260.00    1,480.00     17.46%        $1,142.00     14.20%        1,260.00    1,190.00      -5.56%         $944.44    -5.56%

 1,260.00    1,470.00     16.67%        $1,142.00     14.20%        1,260.00    1,180.00      -6.35%         $936.51    -6.35%

 1,260.00    1,460.00     15.87%        $1,142.00     14.20%        1,260.00    1,170.00      -7.14%         $928.57    -7.14%

 1,260.00    1,450.00     15.08%        $1,142.00     14.20%        1,260.00    1,160.00      -7.94%         $920.63    -7.94%

 1,260.00    1,440.00     14.29%        $1,142.00     14.20%        1,260.00    1,150.00      -8.73%         $912.70    -8.73%

 1,260.00    1,430.00     13.49%        $1,142.00     14.20%        1,260.00    1,140.00      -9.52%         $904.76    -9.52%

 1,260.00    1,420.00     12.70%        $1,142.00     14.20%        1,260.00    1,130.00      -10.32%        $896.83    -10.32%

 1,260.00    1,410.00     11.90%        $1,142.00     14.20%        1,260.00    1,120.00      -11.11%        $888.89    -11.11%

 1,260.00    1,400.00     11.11%        $1,142.00     14.20%        1,260.00    1,110.00      -11.90%        $880.95    -11.90%

 1,260.00    1,390.00     10.32%        $1,142.00     14.20%        1,260.00    1,100.00      -12.70%        $873.02    -12.70%

 1,260.00    1,380.00      9.52%        $1,142.00     14.20%        1,260.00    1,090.00      -13.49%        $865.08    -13.49%

 1,260.00    1,370.00      8.73%        $1,142.00     14.20%        1,260.00    1,080.00      -14.29%        $857.14    -14.29%

 1,260.00    1,360.00      7.94%        $1,142.00     14.20%        1,260.00    1,070.00      -15.08%        $849.21    -15.08%

 1,260.00    1,350.00      7.14%        $1,142.00     14.20%        1,260.00    1,060.00      -15.87%        $841.27    -15.87%

 1,260.00    1,340.00      6.35%        $1,126.98     12.70%        1,260.00    1,050.00      -16.67%        $833.33    -16.67%

 1,260.00    1,330.00      5.56%        $1,111.11     11.11%        1,260.00    1,040.00      -17.46%        $825.40    -17.46%

 BEAR
STEARNS                                                STRUCTURED PRODUCTS GROUP
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                         Cash                                                               Cash
  Initial      Final    Percentage    Settlement    Return if        Initial      Final     Percentage   Settlement    Return if
   Index       Index     Change in    Value Per      Held to          Index       Index      Change in    Value Per     Held to
   Level       Level       Index         Note        Maturity         Level       Level        Index        Note       Maturity
------------------------------------------------------------------------------------------------------------------------------------

 1,260.00    1,320.00      4.76%        $1,095.24     9.52%         1,260.00    1,030.00      -18.25%        $817.46    -18.25%

 1,260.00    1,310.00      3.97%        $1,079.37     7.94%         1,260.00    1,020.00      -19.05%        $809.52    -19.05%

 1,260.00    1,300.00      3.17%        $1,063.49     6.35%         1,260.00    1,010.00      -19.84%        $801.59    -19.84%

 1,260.00    1,290.00      2.38%        $1,047.62     4.76%         1,260.00    1,000.00      -20.63%        $793.65    -20.63%

 1,260.00    1,280.00      1.59%        $1,031.75     3.17%         1,260.00     990.00       -21.43%        $785.71    -21.43%

 1,260.00    1,270.00      0.79%        $1,015.87     1.59%         1,260.00     980.00       -22.22%        $777.78    -22.22%
----------------------------------------------------------------
 1,260.00    1,260.00      0.00%        $1,000.00     0.00%         1,260.00     970.00       -23.02%        $769.84    -23.02%
----------------------------------------------------------------

The Chart below sets forth the information provided in the table above and depicts the hypothetical Cash Settlement Values for the Note structure as the value of the Index changes.

[The following data is represented by a single graph containing 2 line charts in the printed material.]

                                                                             Hypothetical Final
  Hypothetical Final Index                                                  Index Levels (Initial                     Performance
Levels (Initial Index Level =  Hypothetical Cash                                Index Level =      Hypothetical Cash    of the
         1,260.00)             Settlement Value   Performance of the Index        1,260.00)        Settlement Value      Index
--------------------------------------------------------------------------  -----------------------------------------------------
          1,670.00                  1,142.00               1,325.40               1,310.00              1,079.37        1,039.68
          1,660.00                  1,142.00               1,317.46               1,300.00              1,063.49        1,031.75
          1,650.00                  1,142.00               1,309.52               1,290.00              1,047.62        1,023.81
          1,640.00                  1,142.00               1,301.59               1,280.00              1,031.75        1,015.87
          1,630.00                  1,142.00               1,293.65               1,270.00              1,015.87        1,007.94
          1,620.00                  1,142.00               1,285.71               1,260.00              1,000.00        1,000.00
          1,610.00                  1,142.00               1,277.78               1,250.00                992.06          992.06
          1,600.00                  1,142.00               1,269.84               1,240.00                984.13          984.13
          1,590.00                  1,142.00               1,261.90               1,230.00                976.19          976.19
          1,580.00                  1,142.00               1,253.97               1,220.00                968.25          968.25
          1,570.00                  1,142.00               1,246.03               1,210.00                960.32          960.32
          1,560.00                  1,142.00               1,238.10               1,200.00                952.38          952.38
          1,550.00                  1,142.00               1,230.16               1,190.00                944.44          944.44
          1,540.00                  1,142.00               1,222.22               1,180.00                936.51          936.51
          1,530.00                  1,142.00               1,214.29               1,170.00                928.57          928.57
          1,520.00                  1,142.00               1,206.35               1,160.00                920.63          920.63
          1,510.00                  1,142.00               1,198.41               1,150.00                912.70          912.70
          1,500.00                  1,142.00               1,190.48               1,140.00                904.76          904.76
          1,490.00                  1,142.00               1,182.54               1,130.00                896.83          896.83
          1,480.00                  1,142.00               1,174.60               1,120.00                888.89          888.89
          1,470.00                  1,142.00               1,166.67               1,110.00                880.95          880.95
          1,460.00                  1,142.00               1,158.73               1,100.00                873.02          873.02
          1,450.00                  1,142.00               1,150.79               1,090.00                865.08          865.08
          1,440.00                  1,142.00               1,142.86               1,080.00                857.14          857.14
          1,430.00                  1,142.00               1,134.92               1,070.00                849.21          849.21
          1,420.00                  1,142.00               1,126.98               1,060.00                841.27          841.27
          1,410.00                  1,142.00               1,119.05               1,050.00                833.33          833.33
          1,400.00                  1,142.00               1,111.11               1,040.00                825.40          825.40
          1,390.00                  1,142.00               1,103.17               1,030.00                817.46          817.46
          1,380.00                  1,142.00               1,095.24               1,020.00                809.52          809.52
          1,370.00                  1,142.00               1,087.30               1,010.00                801.59          801.59
          1,360.00                  1,142.00               1,079.37               1,000.00                793.65          793.65
          1,350.00                  1,142.00               1,071.43                 990.00                785.71          785.71
          1,340.00                  1,126.98               1,063.49                 980.00                777.78          777.78
          1,330.00                  1,111.11               1,055.56                 970.00                769.84          769.84
          1,320.00                  1,095.24               1,047.62                 960.00                761.90          761.90
                                                                                    950.00                753.97          753.97

 BEAR
STEARNS                                                STRUCTURED PRODUCTS GROUP
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SELECTED RISK CONSIDERATIONS
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      o     Suitability of Note for Investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

      o Not Principal Protected - The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Index. In that case, you will receive less, and possibly significantly less, than the original public offering price of $1,000.

      o Maximum return of [14.20]% -- You will not receive more than the maximum return of [14.20]% at maturity. Because the maximum return on the Notes is [14.20]%, the maximum Cash Settlement Value is [14.20]%. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Index Level increases by more than [7.10]%.

      o Secondary Market - Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

      o No interest, dividend or other payments -- You will not receive any interest, dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

      o Taxes - The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes).
--------------------------------------------------------------------------------